CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2009	$5,773,000	$177.23

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 379 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated September 10, 2007
Rule 424(b)(2)

$5,773,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

 PLUS due March 16, 2009
Based on the Performance of a Hybrid Basket Composed of
a Currency and Three Commodities
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the performance, as determined at maturity, of a weighted hybrid basket composed of a currency (the Australian dollar) and three commodities (wheat-CBOT, which we refer to as wheat, high grade primary aluminum, which we refer to as aluminum, and primary nickel, which we refer to as nickel), each of which we refer to as a basket commodity.  We refer to the Australian dollar, together with the basket commodities, as the basket components.
•	The stated principal amount of each PLUS is $1,000.
•	We will not pay interest on the PLUS.
•	At maturity, you will receive an amount per PLUS based on the basket performance.
º
If the basket performance is greater than 0%, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal the product of (i) $1,000, (ii) the basket performance and (iii) 230%, which we refer to as the leverage factor.

º
If the basket performance is less than or equal to 0%, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to the product of (i) $1,000 and (ii) 1 plus the basket performance, which will be an amount that is less than or equal to the $1,000 stated principal amount of the PLUS, and which could be significantly less than $1,000.

•
The basket performance will equal the sum of (i) the Australian dollar performance value, (ii) the wheat performance value, (iii) the aluminum performance value and (iv) the nickel performance value, each as determined on March 9, 2009, which we refer to as the determination date.

º
The performance value (x) for the Australian dollar will equal (i) the percentage change, whether positive or negative, in the final exchange rate for the Australian dollar from the initial exchange rate for the Australian dollar, in each case relative to the U.S. dollar, times (ii) the basket weighting for the Australian dollar, as set forth in this pricing supplement, and (y) for each basket commodity will equal (i) the percentage change in the basket commodity’s final value from such basket commodity’s initial value, whether positive or negative, times (ii) the basket weighting for such basket commodity, as set forth in this pricing supplement.

>
The initial exchange rate for the Australian dollar is 0.82245, the exchange rate for the Australian dollar on the day we priced the PLUS for initial sale to the public, which we refer to as the pricing date.  The initial value for each basket commodity is (x) in the case of wheat, 861.00, the official settlement price of the second nearby month futures contract of deliverable-grade wheat per bushel on the relevant exchange on the pricing date and (y) in the case of aluminum and nickel, 2,372.50 and 26,330.00, the respective official cash offer price per metric ton on the relevant exchange on the pricing date.

>	The final exchange rate for the Australian dollar and the final value for each basket commodity will be determined on the determination date.
•	Investing in the PLUS is not equivalent to investing in the basket or the basket components.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number for the PLUS is 617446T74.
You should read the more detailed description of the PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”
The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$20	$980
Total	$5,773,000	$115,460	$5,657,540
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY
September 10, 2007

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)            otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUSSM we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the performance, as determined at maturity, of a weighted hybrid basket composed of a currency (the Australian dollar) and three commodities (wheat-CBOT, high grade primary aluminum and primary nickel), each of which we refer to as a basket commodity.  We refer to each of the Australian dollar and the basket commodities as a basket component.

“Performance Leveraged Upside Securities” and “PLUS” are our service marks.

Each PLUS costs $1,000
We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due March 16, 2009, Based on the Performance of a Hybrid Basket Composed of a Currency and Three Commodities, which we refer to as the PLUS.  The stated principal amount and issue price of each PLUS is $1,000.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the basket performance is less than 0%, we will pay to you an amount in cash per PLUS that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the negative performance of the basket.  The basket performance is the sum of the performance values of each of the basket components, which may be positive or negative, as measured on March 9, 2009, which we refer to as the determination date.  See “Description of PLUS—Determination Date.”  The scheduled determination date may be adjusted in the event of non-trading days, non-currency business days or a market disruption event as described in “Description of PLUS—Determination Date.”

The basket
We have designed the PLUS to provide investors with exposure to the Australian dollar, wheat, as traded on the Chicago Board of Trade, aluminum and nickel.  The following table sets forth the basket components, the initial exchange rate or initial value, as applicable, and the percentage weighting of each basket component within the basket:

Basket Component	Initial Exchange Rate/Initial Value (as applicable)	Percentage Weight of Basket Value
Australian dollar	0.82245	50.0%
Wheat-CBOT (“wheat”)	861.00	25.0%
High Grade Primary Aluminum (“aluminum”)	2,372.50	12.5%
Primary Nickel (“nickel”)	26,330.00	12.5%

Payment at maturity based on the performance of the basket	At maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket performance. The basket performance will equal the sum of the basket components’ performance values, whether positive or negative. The payment at maturity will be determined on the determination date as follows:

	➢	If the basket performance is greater than 0%, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:

$1,000 + the leveraged upside payment,

where,

		leveraged upside payment	=	$1,000	x	basket performance	x	leverage factor

and

		basket performance	=	the sum of (i) the Australian dollar performance value, (ii) the wheat performance value, (iii) the aluminum performance value and (iv) the nickel performance value,

and

		leverage factor	=	230%.

and where,

The performance value for each basket component will equal:

  in the case of the Australian dollar, (i) the percentage change, whether positive or negative, in the final exchange rate for the Australian dollar from the initial exchange rate for the Australian dollar, times (ii) the basket weighting for the Australian dollar; and

  in the case of each basket commodity, (i) the percentage change in the basket commodity’s final value from such basket commodity’s initial value, whether positive or negative, times (ii) the basket weighting for such basket commodity.
The initial exchange rate for the Australian dollar is 0.82245, the exchange rate for the Australian dollar relative to the U.S. dollar on the day we priced the PLUS for initial sale to the public, which we refer to as the pricing date.

The final exchange rate for the Australian dollar will equal the exchange rate for the Australian dollar relative to the U.S. dollar on the determination date.

The initial value for each basket commodity is:
  in the case of wheat, 861.00, the official settlement price of the second nearby month futures contract of deliverable-grade wheat per bushel on the relevant exchange, stated in U.S. cents, on the pricing date.  The second nearby month futures contract is used for the initial value of wheat since the pricing date is within the last 14 trading days of the first nearby month futures contract and in such circumstances, by market convention, the official settlement price of the second nearby month futures contract is substituted for the first nearby month futures contract.

  in the case of aluminum and nickel, 2,372.50 and 26,330.00, the respective official cash offer price per metric ton on the relevant exchange, stated in U.S. dollars, on the pricing date (for delivery on such date).
The final value for each basket commodity will be determined on the determination date and will equal:
  in the case of wheat, the official settlement price of the first nearby month futures contract (or, in the case of the last 14 trading days of the first nearby month futures contract, the second nearby month futures contract) per bushel of deliverable-grade wheat on the relevant exchange, stated in U.S. cents, on the determination date; and

  in the case of aluminum and nickel, the respective official cash offer price per metric ton on the relevant exchange, stated in U.S. dollars, on the determination date (for delivery on such date).

Because the performance of the basket components may not be highly correlated, negative or insufficient performance values by any one or more of the basket components could wholly offset positive performance values by other basket components.

➢	If the basket performance is less than or equal to 0%, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:
$1,000 x (one plus the basket performance)

Because the basket performance will be less than or equal to 0%, this payment will be less than or equal to $1,000.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a range of hypothetical basket performances.  The graph does not show every situation that may occur.

You can review a graph of the historical performance of the basket for the period from January 1, 2002 to September 10, 2007 (assuming that each of the basket components is weighted in the basket as described above) and a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2002 through September 10, 2007 in this pricing supplement under “Description of PLUS—Historical Graph” and “—Historical Information.”  You cannot predict the future performance of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the PLUS is not equivalent to investing in the basket or any of the basket components.

MSCS will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Services, Inc. or its successors, which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCS determined the initial exchange rate for the Australian dollar and the initial value for each basket commodity and will determine the final exchange rate for the Australian dollar, the final value for each basket commodity and whether a market disruption event has occurred and calculate the basket performance and the payment to you at maturity, and, under certain circumstances, the closing values of the basket commodities and the exchange rate of the Australian dollar.

Where you can find more information on the PLUS
The PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in PLUS in the section called “Risk Factors.”  The tax treatment of investments in hybrid asset class-linked notes such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of PLUS—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical percentage changes in the basket performance.  The PLUS Zone illustrates the leveraging effect of the leverage factor.  The graph is based on the following terms:

•	Stated principal amount per PLUS:	$1,000

•	Leverage factor:	230%

Where the basket performance is greater than 0%, the payouts on the PLUS at maturity reflected in the graph below are equal to $1,000 plus the leveraged upside payment.  Where the basket performance is less than or equal to 0%, the payouts on the PLUS at maturity reflected in the graph below are equal to $1,000 multiplied by 1 plus the basket performance and are consequently amounts less than or equal to the $1,000 stated principal amount of each PLUS.  The graph does not show every situation that may occur.

Presented below is one full example showing how to calculate the basket performance based on the hypothetical data in the table below.  Following are two examples showing how the payout on the PLUS is calculated. Initial and final exchange rates and values used in the examples below are hypothetical and do not reflect the actual exchange rates or values.

Basket Performance Example

Basket Component	Weighting	Hypothetical Initial Exchange Rate/Initial Value (as applicable)	Hypothetical Final Exchange Rate/Final Value (as applicable)
Australian dollar	50.00%	0.8179	0.90
Wheat	25.00%	767	843.70
Aluminum	12.50%	2,500	2,750
Nickel	12.50%	30,250	33,275

Basket Performance = Sum of Basket Component Performance Values

[(final Australian dollar exchange rate/initial Australian dollar exchange rate) – 1]  x  50.00%; plus

[(final wheat value – initial wheat value) / initial wheat value]  x  25.00%; plus

[(final aluminum value – initial aluminum value) / initial aluminum value]  x  12.50%; plus

[(final nickel value – initial nickel value) / initial nickel value]  x  12.50%

So, using the hypothetical exchange rates and values above,

[(0.90 / 0.8179) – 1] x 50.00%  =  5.00% ; plus

[(843.70 – 767) / 767] x 25.00%  =  2.50%; plus

[(2,750 – 2,500) / 2,500] x 12.50%  =  1.25%; plus

[(33,275 – 30,250) / 30,250] x 12.50%  =  1.25%

equals

basket performance   =   10.00%

Payment at Maturity Examples

Example 1: The basket performance is greater than 0%.

Basket Component	Percentage Change in Basket Component	Weighting	Basket Component Performance Value
Australian dollar	4.00%	50.00%	2.00%
Wheat	12.00%	25.00%	3.00%
Aluminum	24.00%	12.50%	3.00%
Nickel	16.00%	12.50%	2.00%

Hypothetical basket performance = 10.00%

Leverage factor = 230%

Payment at maturity	= $1,000 + leveraged upside payment
= $1,000 + ($1,000 x basket performance x leverage factor)
= $1,000 + ($1,000 x 10.00% x 230%)
= $1,230

Example 2: The basket performance is less than or equal to 0%.

Basket Component	Percentage Change in Basket Component	Weighting	Basket Component Performance Value
Australian dollar	– 30.00%	50.00%	– 15.00%
Wheat	8.00%	25.00%	2.00%
Aluminum	16.00%	12.50%	2.00%
Nickel	8.00%	12.50%	1.00%

Hypothetical basket performance = – 10.00%

Leverage factor = 230%

Payment at maturity	= $1,000 x (1 + basket performance)
= $1,000 x [1 + (– 10.00%)]
= $1,000 x 90.00%
= $900

In Example 2 above, the final values of wheat, aluminum and nickel (with a combined basket weighting of 50.00%) are higher than their respective initial values by 8.00%, 16.00% and 8.00%, respectively, but the final exchange rate for the Australian dollar (with a basket weighting of 50.00%) has declined 30.00% from the initial exchange rate.  Although three of the four basket components have positive performance values and one has a negative performance value, the positive performance of the three basket components is wholly offset by the negative performance of the more heavily weighted basket component.  Therefore, the basket performance is less than zero and under this scenario, the PLUS will redeem for less than the stated principal amount by an amount proportionate to the negative performance of the basket.

RISK FACTORS

The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or guarantee return of principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the stated principal amount of the PLUS at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the basket performance, which is equal to the sum of the performance values of each of the basket components.  If the basket performance is greater than 0%, you will receive an amount in cash equal to $1,000 plus the leveraged upside payment.  If the basket performance is exactly 0%, you will receive $1,000.  If the basket performance is less than 0%, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket.  See “Hypothetical Payouts on the PLUS at Maturity” on PS-7.

The PLUS will not be listed
The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the PLUS easily.    Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.

The PLUS are subject to currency exchange risk
Fluctuations in the exchange rate between the U.S. dollar and the Australian dollar will significantly affect the value of the PLUS.

The exchange rate between the Australian dollar and the U.S. dollar is the result of the supply of, and the demand for, the Australia dollar.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Australia and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:
  existing and expected rates of inflation;

  existing and expected interest rate levels;

  the balance of payments; and

  the extent of governmental surpluses or deficits in Australia and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Australia and the United States and other countries important to the international trade and finance.

Market price of the PLUS may be influenced by many unpredictable factors
In addition to the currency exchange rate risk described above, several other factors, many of which are beyond our control, will also influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

the price of each of the basket commodities at any time and, in particular, on the determination date, the market prices of the basket commodities and futures contracts on such basket commodities, and the volatility of such prices, trends of supply and demand for the basket commodities at any time, interest and yield rates in the market,

  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets generally and which may affect the final values of the basket commodities, the time remaining until the PLUS mature, and
our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if the weighted values of the basket components have in the aggregate decreased at the time of sale or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket performance may be negative so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the basket performance.  In addition, there can be no assurance that the basket performance will increase so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Intervention in the currency markets by the Australian government could materially and adversely affect the value of the PLUS
Exchange rates of currencies are volatile and are affected by numerous factors specific to each foreign country.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including the Australian government, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the PLUS is that their liquidity, trading value and amount payable could be affected by the actions of a sovereign government that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the PLUS in the event that the floating exchange rate should become fixed or in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Australian dollar or the U.S. dollar, or any other currency.

A weakening in the exchange rate of the Australian dollar relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

Even though currencies trade around-the-clock, the PLUS will not
The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the PLUS, if any trading market develops, will not conform to the hours during which the Australian dollar is traded.  Significant price and rate movements may take place in the market for the Australian dollar that will not be reflected immediately in the price of the PLUS.  The possibility of these movements should be taken into account in relating the value of the PLUS to those in the market for the Australian dollar.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate for the Australian dollar used to calculate the performance value for the Australian dollar.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the market for the Australian dollar.

Prices for the basket commodities may change unpredictably and affect the value of the PLUS in unforeseeable ways
Investments, such as the PLUS, linked to the prices of commodities are considered speculative and the prices for the basket commodities may fluctuate significantly over short periods for a variety of factors, including changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, wars and acts of terror, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the futures and forward contracts related to that basket commodity and therefore its price at any such time.  These factors may affect the prices for the basket commodities and the value of your PLUS in varying ways and may cause the prices of the basket commodities to move in inconsistent directions and at inconsistent rates.

Specific commodities prices are volatile and are affected by numerous factors specific to each market
Wheat-CBOT

Wheat is a grain commodity.  Grain prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity.  In addition, prices for grain are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including grains, and energy specifically and fiscal and monetary issues, more generally.  Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.  Such alternative uses may be dependant on governmental action, such as subsidies or tariffs and technological innovation.  Extrinsic factors also affect grain prices such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals.  Substitution of other commodities for grain could also impact the price of grain and therefore the performance of the PLUS.

High Grade Primary Aluminum

The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, commodity of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

Primary Nickel

The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for nickel is significantly influenced by the level of global industrial economic activity.  The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, commodity of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for nickel in various applications.  Their availability and price will also affect demand for nickel.  Nickel supply is dominated by Canada and Russia.  Exports from Russia have increased in recent years.  The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters.  Low prices for nickel in the early 1990s tended to discourage such investments.

Changes in the value of one or more of the basket components may offset each other
Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance values and the basket performance on the determination date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components. Significant decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

You can review a graph of the historical performance of the basket for the period from January 1, 2002 to September 10, 2007 (assuming that each of the basket components is weighted in the basket as described above) and a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2002 through September 10, 2007 in this pricing supplement under “Description of PLUS—Historical Graph” and “—Historical Information.”  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on historical performance.  In addition, there can be no assurance that the basket performance will be greater than 0% so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.  If the basket performance is less than 0%, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less.

Suspension or disruptions of market trading in the basket components may adversely affect the value of the PLUS
The currencies and commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the values of the basket components and, therefore, the value of the PLUS.

There are risks relating to the trading of aluminum and nickel on the London Metal Exchange
The official cash offer prices of two of the basket commodities—aluminum and nickel—will be determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on the determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and nickel, and consequently the payment to you at maturity, could be adversely affected.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, MSCS determined the initial exchange rate for the Australian dollar, the initial value of each basket commodity and will determine the final exchange rate for the Australian dollar, the final value of each basket commodity, the performance values of each basket component and the basket performance and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any closing value of a basket commodity in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of PLUS—Market Disruption Event.”

The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS.  The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the PLUS (and to other instruments linked to the basket components), including trading in futures and options contracts on the basket components, as well as in other instruments related to the basket components.  MS & Co. and some of our other subsidiaries also trade the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the day we priced the PLUS for initial sale to the public could have potentially increased the initial values for the basket commodities and the initial exchange rate for the Australian dollar and, as a result, could have increased the levels at which the basket components must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount on the PLUS. Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the values of the basket components, including the values on the determination date, and, accordingly, the amount of cash you will receive upon a sale of the PLUS or at maturity.

The U.S. federal income tax consequences of an investment in the PLUS are uncertain
Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal tax consequences of investing in the PLUS.  As discussed under “Description of PLUS─United States Federal Taxation─Tax Consequences to U.S. Holders─Tax Treatment of the PLUS─Potential Application of Sections 988 and 1256 of the Code,” although the matter is not clear, there is a significant risk that an investment in the PLUS will be subject to Sections 988 and 1256 of the Internal Revenue Code of 1986, as amended.  If Sections 988 and/or 1256 apply, the timing and character of income on the PLUS will differ significantly from the tax treatment described in this pricing supplement.  For example, if Section 988 applies, part of the gain or loss on the PLUS will be recharacterized as ordinary income, unless an election is madebefore the close of the day on which the U.S. Holder purchases the PLUS.  U.S. Holders should consult their tax advisors regarding the potential application of Sections 988 and 1256.

If the Internal Revenue Service (the “IRS”) were successful in asserting other alternative characterizations or treatments for the PLUS, the timing and character of income on the PLUS might also differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the PLUS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $1,000 stated principal amount of our PLUS due March 16, 2009, Based on the Performance of a Hybrid Basket Composed of a Currency and Three Commodities.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$5,773,000

Pricing Date	September 10, 2007

Original Issue Date (Settlement Date)	September 14, 2007

Maturity Date	March 16, 2009

Stated Principal Amount	$1,000 per PLUS

Issue Price	$1,000 per PLUS

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617446T74

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Components weighted at their respective Basket Weightings as set forth in the following table:

Basket Components	Basket Weighting
Australian dollar (“Australian dollar”)	50.0%
Wheat-CBOT (“wheat”)	25.0%
High Grade Primary Aluminum (“aluminum”)	12.5%
Primary Nickel (“nickel”)	12.5%

Basket Commodity	Any of the following Basket Components: wheat, aluminum and nickel.

Payment at Maturity
At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each PLUS an amount in cash equal to (i) if the Basket Performance is greater than 0%, $1,000 plus the Leveraged Upside Payment, or (ii) if the Basket Performance is less than or equal to 0%, $1,000 times 1 plus the Basket Performance.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each PLUS, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated

Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment	The product of (i) $1,000 and (ii) the Basket Performance and (iii) the Leverage Factor.

Leverage Factor	230%
Basket Performance	The Basket Performance is a percentage that is the sum of the Performance Values for each of the Basket Components. The Basket Performance is described by the following formula:

Australian Dollar Performance Value
+
Wheat Performance Value
+
Aluminum Performance Value
+
Nickel Performance Value

Australian Dollar Performance Value
The Australian Dollar Performance Value is (i) a fraction, the numerator of which will be the Final Australian Dollar Exchange Rate and the denominator of which will be the Initial Australian Dollar Exchange Rate, minus one, times (ii) the Australian dollar Basket Weighting.  The Australian Dollar Performance Value is described by the following formula, and will be determined on the Determination Date:

Initial Australian Dollar Exchange Rate	0.82245, the Exchange Rate for the Australian dollar at or about 4:00 p.m. London time on the Pricing Date.

Final Australian Dollar Exchange Rate	The Exchange Rate for the Australian dollar at or about 4:00 p.m. London time on the Determination Date as determined by the Calculation Agent.

Exchange Rate
Exchange Rate means, on any Currency Business Day, with respect to the Australian dollar, the rate for conversion of the Australian dollar into U.S. dollars (expressed as the number of U.S. dollars per one Australian dollar) as determined by reference to the rate displayed on the Reuters Page “WMRSPOT12” on such Currency Business Day, as determined by the Calculation Agent; provided that if no such rate is displayed on the Reuters Page or if such rate as displayed is, as determined by the Calculation Agent in its sole discretion, manifestly erroneous, for such day, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of the Australian dollar into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for the Australian dollar taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference

Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of the Australian dollar determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for the Australian dollar shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent. Quotes of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of the mean described above, but only to the extent that any such bid is the highest of the quotes obtained.

Wheat Performance Value
The Wheat Performance Value is (i) a fraction, the numerator of which will be the Final Wheat Value minus the Initial Wheat Value and the denominator of which will be the Initial Wheat Value, times (ii) the Wheat Basket Weighting.  The Wheat Performance Value is described by the following formula, and will be determined on the Determination Date:

Initial Wheat Value
861.00, the official settlement price of the second nearby month futures contract of deliverable-grade wheat per bushel on the Relevant Exchange, stated in U.S. cents, on the Pricing Date, as determined by the Relevant Exchange.  The second nearby month futures contract is used for the Initial Wheat Value since the Pricing Date is within the last 14 trading days of the first nearby month futures contract and in such circumstances, by market convention, the official settlement price of the second nearby month futures contract is substituted for the first nearby month futures contract.

Final Wheat Value
The official settlement price of the first nearby month futures contract (or, in the case of the last 14 trading days of the first nearby month futures contract, the second nearby month futures contract) per bushel of deliverable-grade wheat on the Relevant Exchange, stated in U.S. cents, on the Determination Date, as determined by the Relevant Exchange, subject to the occurrence of a Market Disruption Event as described below in “—Determination Date.”

Aluminum Performance Value
The Aluminum Performance Value is (i) a fraction, the numerator of which will be the Final Aluminum Value minus the Initial Aluminum Value and the denominator of which will be the Initial Aluminum Value, times (ii) the Aluminum Basket Weighting.  The Aluminum Performance Value is described by the following formula, and will be determined on the Determination Date:

Initial Aluminum Value
2,372.50, the official cash offer price per metric ton of aluminum on the Relevant Exchange, stated in U.S. dollars, on the Pricing Date (for delivery on such date), as determined by the Relevant Exchange.

Final Aluminum Value
The official cash offer price per metric ton of aluminum on the Relevant Exchange, stated in U.S. dollars, on the Determination Date (for delivery on such date), as determined by the Relevant Exchange, subject to the occurrence of a Market Disruption Event as described below in “—Determination Date.”

Nickel Performance Value
The Nickel Performance Value is (i) a fraction, the numerator of which will be the Final Nickel Value minus the Initial Nickel Value and the denominator of which will be the Initial Nickel Value, times (ii) the Nickel Basket Weighting.  The Nickel Performance Value is described by the following formula, and will be determined on the Determination Date:

Initial Nickel Value
26,330.00, the official cash offer price per metric ton of nickel on the Relevant Exchange, stated in U.S. dollars, on the Pricing Date (for delivery on such date), as determined by the Relevant Exchange.

Final Nickel Value
The official cash offer price per metric ton of nickel on the Relevant Exchange, stated in U.S. dollars, on the Determination Date (for delivery on such date), as determined by the Relevant Exchange, subject to the occurrence of a Market Disruption Event as described below in “—Determination Date.”

Relevant Exchange	Relevant Exchange means, with respect to a Basket Commodity:

(a) for wheat, the Chicago Board of Trade, and

(b) for aluminum and nickel, the London Metal Exchange.

or, if such Relevant Exchange is no longer the principal exchange or trading market for such Basket Commodity, such exchange or principal trading market for such Basket Commodity which serves as the source of prices for such Basket Commodity and any principal exchanges where options or futures contracts on such commodities are traded.

Reuters, Bloomberg and various other third party sources may report values of the Basket Commodities.  If any such reported value for any Basket Commodity differs from that as determined by the Relevant Exchange, the values as determined by the Relevant Exchange will prevail.

Further, if any initial value as finally determined by the Relevant Exchange differs from any initial value specified in this pricing supplement, we will include the definitive initial value in an amended pricing supplement.

Determination Date
With respect to each Basket Component separately, March 9, 2009, subject to adjustment for non-Trading Days, non-Currency Business Days or a Market Disruption Event as described in the following paragraphs:

(a) in respect of the Australian dollar, if the scheduled Determination Date is not a Currency Business Day, the Determination Date will be the immediately preceding Currency Business Day with respect to the Australian dollar; and

(b) in respect of any Basket Commodity, if the scheduled Determination Date is not a Trading Day or if a Market Disruption Event occurs on that date with respect to that Basket Commodity, the relevant official cash offer price or the official settlement price, as applicable, for such Basket Commodity in respect of the Determination Date will be, subject to the paragraph below, the relevant price of the Basket Commodity on the next Trading Day on which no Market Disruption Event occurs.

If a Market Disruption Event in respect of a Basket Commodity has occurred on each of the three consecutive Trading Days immediately succeeding the scheduled Determination Date, the Calculation Agent will determine the applicable Basket Commodity’s price for the Determination Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Currency Business Day
A day, as determined by the Calculation Agent, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

Trading Day
In respect of each Basket Commodity, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for such Basket Component is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Market Disruption Event
Market Disruption Event means, with respect to any Basket Commodity, any of a Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption, Tax Disruption, Material Change in Formula or Material Change in Content.

A Market Disruption Event with respect to one or more of the Basket Commodities will not constitute a Market Disruption Event for the other Basket Commodities.

Price Source Disruption
Price Source Disruption means with respect to any Basket Commodity, the temporary or permanent failure of any Relevant Exchange to announce or publish the relevant price specified in this pricing supplement for the relevant Basket Commodity.

Trading Disruption
Trading Disruption means with respect to a Basket Commodity, the material suspension of, or material limitation imposed on, trading in a Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means with respect to any Basket Commodity, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity or (ii) the disappearance of, or of trading in, the relevant Basket Commodity.

Material Change in Formula
Material Change in Formula means, with respect to a Basket Commodity, the occurrence since the Pricing Date, of a material change in the formula for, or the method of calculating, the price of such Basket Commodity.

Material Change in Content	Material Change in Content means, with respect to a Basket Commodity, the occurrence since the Pricing Date, of a material change in the content, composition or constitution of such Basket Commodity.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a Basket Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be the Determination Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the PLUS.  Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the date of acceleration were the Determination Date.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	Morgan Stanley Capital Services, Inc. (“MSCS”).

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the initial and final exchange rates and values, the Performance Values of the Basket Components, the Basket Performance and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” above.  MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Graph	The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Components is weighted as described in “—Basket” above). The graph covers the period from January 1, 2002 through September 10, 2007 and illustrates the effect of the offset and/or correlation among the Basket Components during such period. The graph does not take into account the Leverage Factor, nor does it attempt to show your expected return on an investment in the PLUS. The historical performance of the Basket and the Basket Components should not be taken as an indication of their future performance.

Historical Basket Performance
January 1, 2002 through September 10, 2007

Historical Information
The following tables set forth the published high, low and end of quarter exchange rates for the Australian dollar and closing prices for each of the Basket Commodities for each calendar quarter from January 1, 2002 to September 10, 2007.  The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period.  The exchange rate for the Australia dollar and the prices for wheat, aluminum and nickel on September 10, 2007 were 0.82245, 861.00, 2,372.50 and 26,330.00, respectively.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical performance of the Basket Components should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Performance at maturity will be greater than zero so that you will receive a payment in excess of the Stated Principal Amount of the PLUS.  Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of principal.

If the Basket Performance at maturity is less than 0%, you will lose money on your investment.

Australian dollar Historical High, Low and Period End Exchange Rates January 1, 2002 through September 10, 2007

Australian dollar	High	Low	Period End
2002
First Quarter	0.5336	0.5069	0.5328
Second Quarter	0.5753	0.5285	0.5634
Third Quarter	0.5674	0.5272	0.5426
Fourth Quarter	0.5669	0.5439	0.5616
2003
First Quarter	0.6163	0.5620	0.6044
Second Quarter	0.6736	0.5986	0.6736
Third Quarter	0.6810	0.6366	0.6801
Fourth Quarter	0.7520	0.6791	0.7520
2004
First Quarter	0.7985	0.7336	0.7667
Second Quarter	0.7668	0.6824	0.6993
Third Quarter	0.7323	0.6885	0.7277
Fourth Quarter	0.7917	0.7216	0.7803
2005
First Quarter	0.7984	0.7553	0.7729
Second Quarter	0.7813	0.7495	0.7624
Third Quarter	0.7750	0.7393	0.7620
Fourth Quarter	0.7636	0.7242	0.7328
2006
First Quarter	0.7582	0.7049	0.7164
Second Quarter	0.7759	0.7158	0.7423
Third Quarter	0.7713	0.7419	0.7459
Fourth Quarter	0.7909	0.7421	0.7886
2007
First Quarter	0.8099	0.7703	0.8086
Second Quarter	0.8493	0.8132	0.8493
Third Quarter (through September 10, 2007)	0.8836	0.7912	0.8259

Australian dollar (expressed as the number of U.S. dollars per one Australian dollar)

Wheat-CBOT Historical High, Low and Period End Settlement Prices January 1, 2002 through September 10, 2007
	High	Low	Period End
2002
First Quarter	308.25	267.25	285.00
Second Quarter	307.00	256.00	307.00
Third Quarter	416.00	313.00	396.50
Fourth Quarter	415.75	325.00	325.00
2003
First Quarter	337.00	279.25	286.75
Second Quarter	338.75	275.50	301.75
Third Quarter	383.50	298.25	360.25
Fourth Quarter	405.75	325.50	377.00
2004
First Quarter	422.75	355.00	408.00
Second Quarter	416.50	337.50	338.00
Third Quarter	341.00	299.50	306.75
Fourth Quarter	322.25	283.50	307.50
2005
First Quarter	368.00	287.75	331.00
Second Quarter	339.50	296.50	321.50
Third Quarter	352.25	301.50	346.25
Fourth Quarter	348.75	293.00	339.25
2006
First Quarter	376.00	322.50	347.75
Second Quarter	426.25	342.00	371.50
Third Quarter	445.50	359.75	443.00
Fourth Quarter	542.50	439.50	501.00
2007
First Quarter	489.50	438.00	438.00
Second Quarter	609.00	419.00	582.00
Third Quarter (through September 10, 2007)	849.00	569.50	849.00

Wheat

High Grade Primary Aluminum Historical High, Low and Period End Cash Offer Prices January 1, 2002 through September 10, 2007
	High	Low	Period End
2002
First Quarter	1,438.00	1,313.00	1,386.00
Second Quarter	1,398.00	1,318.00	1,364.50
Third Quarter	1,370.00	1,279.00	1,280.50
Fourth Quarter	1,399.00	1,275.50	1,344.50
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50
2004
First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,964.00	1,748.00	1,964.00
2005
First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	2,289.00	1,831.00	2,285.00
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	2,886.00	2,480.00	2,850.00
2007
First Quarter	2,953.00	2,682.00	2,792.00
Second Quarter	2,871.00	2,626.00	2,686.00
Third Quarter (through September 10, 2007)	2,791.00	2,372.50	2,372.50

Aluminum

Primary Nickel Historical High, Low and Period End Cash Offer Prices January 1, 2002 through September 10, 2007
	High	Low	Period End
2002
First Quarter	6,860.00	5,625.00	6,710.00
Second Quarter	7,440.00	6,495.00	7,080.00
Third Quarter	7,725.00	6,305.00	6,450.00
Fourth Quarter	7,565.00	6,445.00	7,100.00
2003
First Quarter	9,105.00	7,210.00	7,940.00
Second Quarter	9,550.00	7,710.00	8,395.00
Third Quarter	10,325.00	8,330.00	10,220.00
Fourth Quarter	16,670.00	10,250.00	16,650.00
2004
First Quarter	17,770.00	12,200.00	13,885.00
Second Quarter	15,330.00	10,530.00	14,990.00
Third Quarter	15,980.00	12,050.00	15,100.00
Fourth Quarter	16,595.00	12,685.00	15,205.00
2005
First Quarter	16,565.00	14,035.00	16,250.00
Second Quarter	17,750.00	14,520.00	14,700.00
Third Quarter	15,600.00	13,410.00	13,600.00
Fourth Quarter	14,120.00	11,500.00	13,380.00
2006
First Quarter	15,340.00	13,505.00	15,340.00
Second Quarter	23,100.00	15,600.00	22,275.00
Third Quarter	34,750.00	22,690.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter	50,345.00	32,900.00	45,500.00
Second Quarter	54,200.00	35,850.00	35,850.00
Third Quarter (through September 10, 2007)	36,950.00	25,055.00	26,330.00

Nickle

Use of Proceeds and Hedging	The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS. The original issue price of the PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in the Australian dollar, forwards or options contracts on the Australian dollar, the Basket Commodities or futures or options contracts on the Basket Commodities listed on major securities markets. Such purchase activity could have potentially increased the values of the Basket Components, and, therefore, increased the levels at which the Basket Components must close on the Determination Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the Australian dollar, forwards or options contracts on the Australian dollar, the Basket Commodities, futures or options contracts on the Basket Commodities listed on major securities markets or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on the Determination Date. We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $20 per PLUS to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.

We expect to deliver the PLUS against payment therefor in New York, New York on September 14, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade PLUS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account. The Agent must close out any naked short position by purchasing the PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or its component stocks in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S.

jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore
The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)
who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any PLUS to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS. This discussion only applies to initial investors in the PLUS who:

	•	purchase the PLUS at their “issue price”; and

	•	will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

	•	certain financial institutions;

	•	insurance companies;

	•	dealers in securities, commodities, or foreign currencies;

	•	investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the PLUS as part of a constructive sale transaction;

	•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

	•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

	•	regulated investment companies;

	•	real estate investment trusts;

	•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

	•	persons subject to the alternative minimum tax;

• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

• Non-U.S. Holders, as defined below, for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the PLUS are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

The PLUS should be treated as asingle financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including alternative characterizations of the PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the characterization of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result:

Tax Treatment Prior to Maturity. Subject to the discussion below under “Potential Application of Sections 988 and 1256 of the Code,” a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement of the PLUS. Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged, or settled. Subject to the discussion below about the potential application of Sections 988 and 1256 of the Code, any gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Potential Application of Sections 988 and 1256 of the Code. Although the matter is not clear, because a portion of the return of an investment in the PLUS is determined by reference to the Australian dollar, there is a significant risk that an investment in the PLUS could be subject to Section 988 of the Code. If Section 988 applies, the gain or loss attributable to the Australian dollar will be treated as ordinary income or loss unless the U.S. Holder makes a valid electionbefore the close of the day on which the U.S. Holder purchases the PLUS under Section 988(a)(1)(B) of the Code to treat such gain or loss as capital gain or loss. U.S. Holders should consult their tax advisors about making such an election. The deductibility of capital losses, however, is subject to limitations. In addition, a U.S. Holder might be subject to special reporting requirements that apply to currency exchange losses that exceed certain thresholds.

In addition, there is also a significant risk that due to the Australian dollar component, the PLUS might constitute, in part, a “foreign currency contract” within the meaning of Section 1256 of the Code. If Section 1256 applies, U.S. Holders will be required (i) to mark-to-market the foreign currency contract at the end of each taxable year, and (ii) subject to the discussion above concerning Section 988, to recognize gain or loss on the foreign currency contract as 40% short-term capital gain or loss, and 60% long-term capital gain or loss. Prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper characterization or treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative federal income tax characterizations or treatments of the PLUS are also possible, which if applied could also significantly affect the timing and character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a PLUS

In general. Assuming the characterization of the PLUS as set forth above is respected, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.